Exhibit 99.1

Liberty Global to Present at Citigroup’s 17th Annual
Entertainment, Media, and Telecommunications Conference
Denver, Colorado — January 9, 2007: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) will be speaking at Citigroup’s 17th Annual Entertainment, Media, and Telecommunications Conference on Wednesday, January 10, 2007 at 3:10 p.m. Pacific Time at the Mandalay Bay Resort and Casino in Las Vegas, Nevada. Liberty Global may discuss, among other things, its 2006 guidance, including certain preliminary results for 2006. The event will be webcast live at www.lgi.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries, principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9800